UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 29, 2009 (December 23, 2009)
(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 687-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 23, 2009, Penn Virginia Oil & Gas, L.P. (“PVOG LP”), an indirect wholly owned subsidiary of Penn Virginia Corporation (the “Registrant”), entered into a Purchase and Sale Agreement (the “GC PSA”) with Hilcorp Energy I, L.P. (“Hilcorp”) providing for Hilcorp’s purchase from PVOG LP of all of PVOG LP’s Gulf Coast oil and gas assets for $38.0 million in cash (the “GC Transaction”).  The oil and gas assets subject to the GC Transaction are located in south Louisiana and south Texas in Calcasieu, Cameron, Iberia, Lafayette, Plaquemines and St. Mary Parishes, Louisiana and Calhoun, Edwards, Hidalgo, Jefferson, Kleburg, Liberty, Live Oak, Matagorda and Nueces Counties, Texas.

In connection with the execution of the GC PSA, Penn Virginia Oil & Gas Corporation (“PVOG Corp”), another indirect wholly owned subsidiary of the Registrant, entered into a Purchase and Sale Agreement with Hilcorp providing for PVOG Corp’s purchase from Hilcorp of certain of Hilcorp’s oil and gas assets located in the Gwinville Field in Jefferson Davis County, Mississippi for $6.0 million in cash (the “MS Transaction” and together with the GC Transaction, the “Transactions”).

The closing of the GC Transaction and the closing of the MS Transaction are contingent upon each other.  The closings of the Transactions, which are expected to occur on January 29, 2010, are subject to customary closing conditions, including the completion of title and environmental reviews.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 29, 2009

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary